Exhibit 99.1

Applied Optoelectronics Announces Pricing of Follow-on Public Offering

Sugar Land, TX, March 20, 2014 – Applied Optoelectronics, Inc. (NASDAQ: AAOI), a leading provider of fiber-optic access network products for the cable broadband, internet data center, and fiber-to-the-home markets, today announced the pricing of its follow-on public offering of 3,000,000 shares of its common stock at a price to the public of $24.25 per share before underwriting discounts. Of the shares being offered, 1,575,235 shares are being offered by Applied Optoelectronics, Inc., and 1,424,765 shares are being offered by selling stockholders. Applied Optoelectronics will not receive any proceeds from the sale of shares by the selling stockholders. In addition, Applied Optoelectronics has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock.

Raymond James and Piper Jaffray & Co. are acting as lead joint book-running managers for the offering. Cowen and Company, Roth Capital Partners and Craig-Hallum Capital Group are acting as co-managers for the offering.

In connection with the offering, Raymond James and Piper Jaffray & Co., as representatives of the several underwriters in the company’s initial public offering, are waiving a lock-up restriction with respect to an aggregate of 17,138 shares of the company’s common stock held by certain officers or directors of the company who are selling such shares in this offering. The waiver will take effect on March 25, 2014, which is the expected closing date for this offering.

The offering is being made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from Raymond James & Associates, Inc., Attention: Prospectus Department, 880 Carillon Parkway, St. Petersburg, Florida 33716, telephone: 1-800-248-8863, or e-mail: prospectus@raymondjames.com; and from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, telephone: 800-747-3924, or e-mail: prospectus@pjc.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SOURCE: Applied Optoelectronics, Inc.

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Investor Relations Contacts:

Applied Optoelectronics, Inc.	The Blueshirt Group, Investor Relations
James Dunn	Maria Riley
Chief Financial Officer	+1-415-217-7722
ir@aoi-inc.com	ir@aoi-inc.com